Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-281185), of our report dated March 27, 2025, related to the consolidated financial statements of Defi Development Corp. (formerly known as Janover Inc.) as of and for the years ended December 31, 2024 and 2023, included in its Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ dbbmckennon
dbbmckennon
Newport Beach, California
May 16, 2025